CERTIFICATE OF AMENDMENT OF

                       THE CERTIFICATE OF INCORPORATION OF

                          ARCHER SYSTEMS LIMITED, INC.

     Pursuant to Section 242 of the Delaware Code, as amended

     WE, THE UNDERSIGNED, Richard J. Margulies and Walter J. Krzanowski, being the President and the Secretary, respectively, of Archer Systems Limited, Inc., a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware, do hereby certify and set forth:


     FIRST: That at a meeting of the Board of Directors of Archer Systems Limited, Inc., duly held and convened on the 14th day of January 1999, resolutions were adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation and declaring said amendment advisable. The resolution setting forth the proposed amendment is as follows:

          RESOLVED that the Certificate of Incorporation of this Corporation be, and it hereby is, amended by changing the Article thereof numbered Fourth, to read as follows:

     FOURTH: The aggregate number of shares of stock which the Corporation shall have the authority to issue is six hundred million (600,000,000) common shares, each being at $ .0001 par value.

     IN  WITNESS  WHEREOF,   Archer  Systems  Limited,  Inc.,  has  caused  this
Certificate to be signed by its President and attested by its Secretary, on this 22nd day of February, 1999.

                                          ARCHER SYSTEMS LIMITED, INC.

                                          By:/s/ Richard J. Margulies
                                             ------------------------
                                                 Richard J. Margulies, President

Attested
By:/s/ Walter J. Krzanowski
   ------------------------
       Walter J. Krzanowski, Secretary


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